Exhibit 10.25

Translation of 2010 Approval

State of Israel

Ministry of Trade and Industry

Industrial Research and Development Administration

Office of Chief Scientist

Jerusalem, 11-03-2010

To:

Company CEO

Nilimedix Ltd.

3 Ha’Sadna St.

Tirat Ha’Carmel 39032

Facsimile Number 04-8500297

Dear Sir/Madam,

Re:	Advanced Passive Insulin Pump
Meeting Number 2010/3 (M) from 17/02/2010 (File 42678)

According to Article 17(d) and Article 50 of the Law for the Encouragement of Research and Development in Industry, 1984, I hereby inform you of the decision of the research committee:

To approve the project in a budget of up to NIS 5,980,378, and at a participation rate of 40%.

Royalties shall be paid from income on all insulin pumps and accessories, spare parts, consumables, software, service.

There may be downward changes in the upper limit of the above budget as a result of adjusting the amount to budgeting procedures.

For your information, the approval for the program is limited to the budget approved in the referenced file and for this R&D period only. An additional approval for this or another plan, for the coming years, will be examined in comparison to research programs brought before the committee during the same year.

After proving you compliance with the terms of the committee and/or requirements stemming from the results of the financial examination, if any, you will be invited to sign a budget page and a letter of commitment.

The procedure must be completed within two months from the date of the committee’s approval, or the approval will expire and we will be free to use the budget for other purposes.

Translation of 2010 Approval

Sincerely,

/s/
Amos Efrati
Vice Scientist and Funds Manager